Exhibit 10.1
AMENDMENT NO. 1
TO NOTE PURCHASE AGREEMENT

This Amendment No. 1 to Note Purchase Agreement (the "Amendment"), dated as of March 10, 2011 is between AE ADVANCED FUELS KEYES, INC., a Delaware corporation (the “Company”) and THIRD EYE CAPITAL CORPORATION, an Ontario corporation, as agent (“Agent”).

RECITALS

A. The Company, Agent and the Purchasers named therein entered into a certain Note Purchase Agreement, dated as of October 18, 2010 (as the same may be further amended, restated, supplemented, revised or replaced from time to time, the “Agreement”).  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

B. The Company has requested and the Agent and Purchasers have agreed to, among other things, provide for the issuance of additional Notes in the aggregate principal amount of $3,500,000, on the terms and conditions contained herein.

AGREEMENT

SECTION 1.  Reaffirmation of Indebtedness.  The Company hereby confirms that as of the date of this Amendment the outstanding principal balance of the Original Notes and all accrued and unpaid interest thereon is $4,517,078.37.

SECTION 2.  Amendments.  As of the date hereof, the following sections of the Agreement shall be and hereby are amended as follows:

(A)           Recitals Part of Agreement.  The foregoing recitals are hereby incorporated into and made a part of this Agreement, including all defined terms referenced therein.

(B)           Section 1.1 (Definitions). The definitions of “Budget,” “Fee Letter,” “Guaranties,” “Notes” and “Security Documents” are deleted in their entirety and replaced with the following:

“Budget” means the weekly budget for the Project prepared by the Company attached hereto as Schedule B, together with any amendments, modifications or updates to such budget, including as revised in connection with the issuance of the Additional Notes, but only to the extent the same have been approved by Agent.

“Fee Letter” means, collectively, (i) the fee letter dated October 18, 2010 from Agent to the Company and AE Biofuels and (ii) the fee letter dated March 10, 2011 from Agent to the Company and AE Biofuels, as the same may be amended, modified or restated from time to time.

“Guaranties” mean, collectively, (i) that certain Limited Recourse Guaranty, dated October 18, 2010 from McAfee Capital, LLC in favor of the Agent for the benefit of the Purchasers, (ii) that certain Continuing and Unconditional Guaranty dated October 18, 2010 from AE Biofuels in favor of the Agent for the benefit of the Purchasers and (ii) that certain Unconditional Personal Guaranty dated March 10, 2011 from Eric McAfee in favor of the Agent for the benefit of the Purchasers, as any of the foregoing may be amended, modified or restated from time to time.

“Notes” mean, collectively, (i) the Original Notes issued and purchased on the Closing Date pursuant to Section 2.1 in the aggregate principal amount of $4,500,000 and (ii) the Additional Notes issued and purchased on March 10, 2011 pursuant to Section 2.1 in the aggregate principal amount of $3,500,000 as the same may be amended, restated or modified from time to time.

“Security Documents” shall mean, collectively, all Security Agreements, the Guaranties, all Account Control Agreements, all pledge agreements, all UCC financing statements and all other agreements, documents and instruments that create or perfect the Liens in the Collateral, as the same may be modified, amended or supplemented from time to time.

(C)           Section 2 (Authorization and Closing).  Sections 2.1, 2.2 and 2.3 of the Agreement are hereby deleted in their entirety and amended by inserting the following in their place:

2.1           Authorization of the Note.  The Company has authorized the issuance and sale to Purchaser of its Senior Secured Notes (i) in an aggregate principal amount of up to $4,500,000 on the Original Closing Date (defined below), in form and substance as set forth in Exhibit A attached hereto (collectively, if more than one, the “Original Notes”, and individually, the “Original Note”) and (ii) in an aggregate principal amount of up to $3,500,000 on the Additional Closing Date (defined below), in form and substance as set forth in Exhibit A attached hereto (collectively, if more than one, the “Additional Notes”, and individually, the “Additional Note”).  The Notes are sometimes collectively referred to herein as the “Securities.”

2.2           Purchase and Sale of the Notes.  At the Original Closing (defined below), the Company sold to Purchaser and, subject to the terms and conditions set forth herein, Purchaser purchased from the Company one or more Original Notes in the aggregate principal amount of $4,500,000.  At the Additional Closing (defined below), the Company shall sell to Purchaser and, subject to the terms and conditions set forth herein, Purchaser shall purchase from the Company one or more Additional Notes in the aggregate principal amount of $3,500,000.

2.3           The Closing.

(a)            Subject to Section 3 below, the closing of the purchase and sale of the Original Notes (the “Original Closing”) took place on October 18, 2010 (the “Original Closing Date”).  At the Original Closing, the Company delivered to Purchasers one or more instruments evidencing the Original Notes purchased by Purchasers, issued in the name of Purchaser or its nominee, upon payment of the purchase price thereof by wire transfer of immediately available funds as directed by the Company, in the aggregate amount equal to $4,500,000.

(b)            Subject to Section 3 below, the closing of the purchase and sale of the Additional Notes (the “Additional Closing”) shall take place on March 10, 2011 (the “Additional Closing Date”); provided that the Additional Notes shall be deemed purchased by Purchasers on March 10, 2011.  At the Additional Closing, the Company shall deliver to Purchasers one or more instruments evidencing the Additional Notes to be purchased by Purchasers, issued in the name of Purchaser or its nominee, upon payment of the purchase price thereof by wire transfer of immediately available funds as directed by the Company, in the aggregate amount up to $3,500,000.  Proceeds of the Additional Notes shall be deposited into an account under the sole dominion and control of Agent (the “Additional Notes Disbursement Account”) from which such proceeds shall be disbursed from time to time in accordance with the Budget or as otherwise approved by Agent to finance the Project.

(D)           Section 3 (Obligations of the Company at Closing).  Section 3 of the Agreement is amended by inserting the following Section 3.10 after Section 3.9:

3.10          Obligations of the Company for Additional Notes. The obligation of any Purchaser to purchase and pay for the Securities at the Additional Closing is subject to the fulfillment as of the Additional Closing of the following conditions to Agent’s and Purchaser’s satisfaction in their sole discretion:

(a)            Representations and Warranties; Covenants; No Event of Default.  The representations and warranties contained in Section 6 hereof shall be true and correct at and as of the Additional Closing as though then made, the Company shall have performed all of the covenants required to be performed by it hereunder and under the other documents, agreements and instruments executed in connection herewith that are to be complied with or performed by the Company and/or any of its Significant Affiliates on or prior to the Additional Closing and there does not exist any state of facts that would constitute an Event of Default.

(b)            Closing Documents.  The Company shall have delivered or caused to be delivered to Agent and Purchaser all of the following documents, each in form and content acceptable to Agent:

(i)            An Amendment No. 1 to Note Purchase Agreement, duly executed by the Company;

(ii)            One or more Additional Notes in the aggregate principal amount on the Additional Closing of $3,500,000, in each case duly completed and executed by the Company;

(iii)           the Fee Letter from Agent to the Company and AE Biofuels, duly executed by the Company and AE Biofuels;

(iv)           the Unconditional Personal Guaranty, duly executed by Eric McAfee;

(v)            a Pledge Agreement duly executed by McAfee Capital LLC pledging in favor of Agent for the benefit of Purchasers 2,000,0000 shares of Solargen Energy, Inc. (OTCBBO:SLGE), together with a duly signed and undated stock power and all original stock certificates evidencing such shares;

(vi)           an Officer’s Certificate, dated the date of the Additional Closing, stating that the conditions specified in this Section 3 have been fully satisfied;

(vii)          certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of the Transaction Documents in connection with the Additional Closing to which such entity is a party and each of the other agreements contemplated hereby and thereby, the issuance and sale of the Additional Notes, and the consummation of all other transactions contemplated in connection therewith;

(viii)         a certificate of the secretary of the Company certifying the names and the signatures of the officers of such entity authorized to sign the Additional Notes and each of the other agreements, documents and instruments contemplated hereby to which such entity is a party;

(ix)            a waiver from Cilion, Inc. in favor of Agent permitting Agent to access the Cilion Plant and/or inspect the Collateral, together with copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights (except for preemptive rights granted in the Transaction Documents) and rights of first refusal;

(x)            insurance certificates naming Agent as additional insured and first loss payee on all property and liability insurance policies of the Company pertaining to the Collateral; and

(xi)            such other documents relating to the transactions as Agent or its special counsel may reasonably request in connection with the Additional Closing, including, without limitation, each of the conditions set forth on the Additional Closing Schedule attached hereto and made a part hereof.

(c)            Material Adverse Change.  (i) no material damage or destruction to any of the Collateral or material depreciation thereof shall have occurred and (ii) no material adverse change in the operation, financial condition or business prospects of the Company or AE Biofuels shall have occurred.

(d)            Closing Fees and Expenses.  The Company shall have (i) paid to Agent and Purchaser the fees set forth in a Additional Notes Fee Letter, and (ii) reimbursed Purchaser for fees and expenses as provided in Section 8.1 hereof.

(e)            Compliance with Applicable Laws.  The purchase of the Additional Notes by Purchasers hereunder shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject any Purchaser to any penalty, liability or, in any Purchaser’s sole judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Additional Notes by Purchasers hereunder shall be permitted by laws, rules and regulations of the jurisdictions and Governmental Authorities and agencies to which any Purchaser is subject.

(E)           Sections 4.3 (Payment of Interest) and 4.3 (Payment of Principal).  Sections 4.2 and 4.3 of the Agreement are deleted in their entirety and amended by inserting the following in their place:

4.2           Payment of Interest.  The Company shall pay to the holder of the Notes accrued interest on the first Business Day of each month (each an “Interest Payment Date”), beginning November 1, 2010, at the Interest Rate.  On the Maturity Date (defined below) interest on the principal balance of the Note outstanding from the immediately preceding Interest Payment Date through and including the Maturity Date shall be payable at the Interest Rate.  Interest shall accrue on any principal payment due under this Notes and, to the extent permitted by applicable law, on any interest that has not been paid on the date on which it is due and payable until such time as payment therefore is actually delivered to the holder of the Notes.  Notwithstanding the foregoing, interest on the Notes shall not accrue or be payable on the principal amount of the Notes or any portion thereof deposited into the Additional Notes Disbursement Account (as defined in Section 2.3(b)) until such principal, or any portion thereof, is disbursed by Agent to the Company in accordance with Section 2.3(b).

4.3           Payment of Principal; Waterfall on Notes.  On the first Business Day of the month immediately following the substantial completion and commencement of the Lease of the Cilion Plant and on the first Business Day of each month thereafter, the Company shall pay to the holder of the Notes an amount equal to the greater of (i) $200,000, (ii) $0.05 per gallon of ethanol produced from the Cilion Plant and (iii) 50% of the Free Cash Flow of the Company.  Additionally, all payments received by the Company on account of or in connection with the Program shall be applied first to the repayment of principal and interest outstanding on the Additional Notes.

For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, except with respect to proceeds received by the Company by or in connection with the Program which shall be applied first to repay the Additional Notes in full, the Notes shall be pari passu and all other amounts received by Agent or any Purchaser for the payment of principal and interest on the Notes shall be applied pari passu among the Notes.

(F)           Section 4.6 (Mandatory Payment).  Section 4.6 of the Agreement is amended by deleting the last paragraph in its entirety and inserting the following in its place:

Notwithstanding anything to the contrary contained herein but except as otherwise provided in Section 4.3 above, all prepayments pursuant to this Section 4.6 shall be applied in the following order of priority to the payment of: (i) all then unpaid fees and expenses of Agent and Purchasers under the Notes and other Transaction Documents; (ii) accrued and unpaid interest on the Notes (in such order as Agent shall determine in its sole discretion); and (iii) the unpaid principal balance of the Notes.

(G)           Section 5.5(p) (Affirmative Covenants).  Section 5.4(p) of the Agreement is deleted in its entirety and amended by inserting the following in its place

(p)           Governmental and other Programs. Cause the proceeds of all government grants, credits or programs that the Company or any Significant Affiliate may enter into with, directly or indirectly, any Governmental Authority, including, without limitation, the Program and the annual California Energy Commission grant provided under the California Producer Incentive Program to be applied to the repayment of the Notes in accordance with Section 4.6 of this Agreement and, immediately upon the Company’s notice thereof, notify the Agent in writing of receipt of any such proceeds.  The Company shall cause all amounts received from time to time (or as a result of) the Program, into an account with Heritage Bank subject to a first priority lien in favor of Agent pursuant to a duly executed and delivered Account Control Agreement, and amounts so deposited shall be applied to the repayment of the Notes in accordance with Section 4.6 of this Agreement.

(H)           Section 5.5 (Financial Covenants).  Sections 5.5(a) and 5.5(b) of the Agreement are deleted in their entirety and amended by inserting the following in their place:

(a)           Minimum Quarterly Free Cash Flow.  The Company shall at all times maintain Free Cash Flow for the periods indicated below in the minimum amounts indicated below for such periods:

Quarterly Period	Minimum Free Cash Flow Amount
Quarter ending June 30, 2011	$1,000,000
Quarter ending September 30, 2011	$2,000,000
Quarter ending December 31, 2011 and each quarter thereafter	$1,400,000

(b)           Cilion Plant Minimum Quarterly Production.  Minimum quarterly production of ethanol at the Cilion Plant for any quarter shall not be less than the amounts indicated below for the quarterly periods indicated below:

Quarterly Period	Cilion Plant Minimum Quarterly Production (in millions of gallons)
Quarter ending June 30, 2011	5
Quarter ending September 30, 2011 and each quarter thereafter	10

(I)            Section 7.1(xi) (Events of Default).  Section 7.1(xi) of the Agreement is deleted in its entirety and amended by inserting the following in its place:

(xi)           Eric McAfee, AE Biofuels or McAfee Capital LLC shall fail to observe or perform any covenant, condition or agreement in their respective Guaranties or the Guaranties shall be revoked by Eric McAfee, AE Biofuels or McAfee Capital LLC; or

(J)            Section 7 (Events of Default).  Section 7 of the Agreement is amended by inserting new Section 7.1(xiii) after Section 7.1(xii) as follows:

(xiii)          The Company fails to receive proceeds from the Program and/or the annual California Energy Commission grant in accordance in the amounts to be made thereunder or fails to pay any such proceeds received by the Company to TEC as required by this Agreement.

SECTION 3.  Conditions to Effectiveness.  This Amendment, and the consents and amendments contained herein, shall be effective only upon and subject to satisfaction of the following conditions precedent (the date of satisfaction of all such conditions being referred to herein as the “Effective Date”):

(A)           Agent shall have received and accepted an original of this Amendment duly executed by the parties hereto and all other deliverables and conditions set forth in new Section 3.10 of the Agreement as set forth above shall have been received and accepted by Agent.

The Company acknowledges and agrees that the failure to perform, or cause the performance, of the foregoing covenants and agreements will constitute an Event of Default under the Agreement and Agent and Purchasers shall have the right to demand the immediate repayment in full in cash of all outstanding Indebtedness owing to Agent and Purchaser under the Agreement, the Note and the other Transaction Documents.  In consideration of the foregoing and the transactions contemplated by this Amendment, the Company hereby (a) ratifies and confirms all of the obligations and liabilities of the Company owing pursuant to the Agreement and the other Transaction Documents and (b) agrees to pay all costs and expenses of Agent and Purchasers in connection with this Amendment.  Except as expressly set forth herein, (a) the Agreement and the other Transaction Documents remain in full force and effect, (b) this Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provisions of the Agreement or the other Transaction Documents or to be a waiver of any provision or Event of Default under the Agreement or the other Transaction Documents whether arising before or after the date hereof or as a result of the transactions contemplated hereby (except for the specific waiver referenced above), and (c) this Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to Agent and/or Purchasers whether under the Transaction Documents or otherwise.

SECTION 4.  Limited Waiver.   Agent waives the requirement contained in the McAfee Capital LLC Limited Recourse Guaranty or any other Transaction Document that the EPM Shares be transferred into an account with Morgan Stanley in the name of Agent. Except as expressly provided herein, nothing contained herein shall be construed as a waiver by Agent or Purchasers of any covenant or provision of the Agreement, the McAfee Capital LLC Limited Recourse Guaranty, the other Transaction Documents, this Amendment, or of any other contract or instrument among the Company, any of its Subsidiaries, Purchasers and Agent, and the failure of Agent or Purchasers at any time or times hereafter to require strict performance by the Company or any of its Subsidiaries of any provision thereof shall not waive, affect or diminish any right of Agent or Purchasers to thereafter demand strict compliance therewith.  Agent and Purchasers hereby reserve all rights granted under the Agreement, the Transaction Documents, this Amendment and any other contract or instrument among the Company and/or any of its Subsidiaries, Purchasers and Agent.

SECTION 6.  Agreement in Full Force and Effect as Amended.  Except as specifically amended, consented and/or waived hereby, the Agreement and other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Agreement or any other Transaction Document or any right, power or remedy of Agent or Purchasers, nor constitute a waiver of any provision of the Agreement or any other Transaction Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent and/or Purchasers whether under the Agreement, the other Transaction Documents, at law or otherwise.  All references to the Agreement shall be deemed to mean the Agreement as modified hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Agreement and/or other Transaction Documents, but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and conditions of the Agreement and Transaction Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment, and each reference herein or in any other Transaction Document to the “Agreement” shall mean and be a reference to the Agreement as amended and modified by this Amendment.

SECTION 7.   Representations.  The Company hereby represents and warrants to Agent and Purchasers as of the date of this Amendment and as of the date hereof as follows:  (A) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization; (B) the execution, delivery and performance by it of this Amendment and all other Transaction Documents executed and/or delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (i) its articles of organization, operating agreement, or other organizational documents, or (ii) any applicable law; (C) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Transaction Documents executed and/or delivered in connection herewith by or against it; (D) this Amendment and all other Transaction Documents executed and/or delivered in connection herewith have been duly executed and delivered by it; (E) this Amendment and all other Transaction Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (F) after giving effect to this Amendment, it is not in default under the Transaction Documents and no Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment; and (G) the representations and warranties contained in the Transaction Documents are true and correct in all material respects as of the date hereof as if then made, except for such representations and warranties limited by their terms to a specific date.

SECTION 8.   Miscellaneous.

(A)           This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.  Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(B)           This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified without the written consent of the Company and Agent.  This Amendment shall be considered part of the Agreement and shall be a Transaction Document for all purposes under the Agreement and other Transaction Documents.

(C)           This Amendment, the Agreement and the Transaction Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

(D)           THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

(E)           The Company may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder.  No rights are intended to be created under this Amendment for the benefit of any third party done, creditor or incidental beneficiary of the Company or any of its Subsidiaries.  Nothing contained in this Amendment shall be construed as a delegation to Agent or Purchasers of the Company’s or any of its Subsidiaries’ duty of performance, including, without limitation, any duties under any account or contract in which Agent or Purchasers have a security interest or lien.  This Amendment shall be binding upon the Company and its respective successors and assigns.

(F)           All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by Agent or Purchasers shall affect such representations or warranties or the right of Agent or Purchasers to rely upon them.

(G)           THE COMPANY HEREBY ACKNOWLEDGES THAT THE COMPANY’S PAYMENT OBLIGATIONS ARE ABSOLUTE AND UNCONDITIONAL WITHOUT ANY RIGHT OF RECISSION, SETOFF, COUNTERCLAIM, DEFENSE, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE “OBLIGATIONS” OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR ANY PURCHASER.  THE COMPANY HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES AGENT AND EACH PURCHASER AND THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH THE COMPANY MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY “LOANS”, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER TRANSACTION DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.

This Amendment is executed as of the date stated at the beginning of this Amendment.

THIRD EYE CAPITAL CORPORATION, as Agent

By:	/s/ David G Alexander
Name:	David G. Alexander
Title:	Managing Director

AE ADVANCED FUELS KEYES, INC.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	CEO